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								 EXHIBIT 12(a)


						 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
					      SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES



						 Twelve       Six
						 Months       Months
						 Ended        Ended
						 Jun. 28,     Jun. 28,                      Year Ended
						 1997         1997
(millions, except ratios)                        (unaudited)  (unaudited)    1996     1995     1994     1993     1992
Fixed Charges
 Interest and amortization of debt discount
  and expense on all indebtedness                $1,372          $693       $1,365   $1,373   $1,279   $1,318   $1,389

 Add interest element implicit in rentals           154            74          121      119      114      105      165
						  1,526           767        1,486    1,492    1,393    1,423    1,554
 Interest capitalized                                 4             2            5        4        1        3       23
Total fixed charges                              $1,530          $769       $1,491   $1,496   $1,394   $1,426   $1,577

Income (loss)
 Income (loss) from continuing operations        $1,145          $299       $1,271   $1,025     $857     $625  ($1,812)
 Deduct undistributed net income (loss)
  of unconsolidated companies                         3             3            8        9       (7)       6       (4)
						  1,142           296        1,263    1,016      864      619  ( 1,808)
Add
 Fixed charges (excluding interest capitalized)   1,526           767        1,486    1,492    1,393    1,423    1,554
 Income taxes (benefit)                             858           308          834      703      614      329  ( 1,039)
    Income (loss) before fixed charges and
     income taxes                                $3,526        $1,371       $3,583   $3,211   $2,871   $2,371  ($1,293)

Ratio of income to fixed charges                   2.31          1.78         2.40     2.15     2.06     1.66     (A)

(A)  As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by $2,870 million.
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